Exhibit (c)(2)

Deutsche Bank Corporate & Investment Bank Presentation to the Special Committee January 4, 2018 Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Discussion agenda A DB team and qualifications B Situation assessment for Special Committee C Consideration of strategic and financial alternatives D Conclusion and path forward Deutsche Bank Corporate & Investment Bank 1

A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Deutsche Bank’s dedicated team for the Special Committee Dedicated team for the Special Committee 39 14 Jim Stynes Managing Director Global Chairman of M&A 31 2 Celeste Guth Managing Director Global Co-Head of FIG 18 <1 Meir Lewis Managing Director Head of US Insurance 18 <1 Sean Fernandes Managing Director 10 8 Simon Paciura Vice President 6 <1 Kulin Shah Associate 2 2 Jacqueline Li Analyst Deutsche BankCorporate & Investment Bank Number of years in the industry Number of years at Deutsche Bank 2

A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Why DB? Seasoned team of trusted advisors – Highly experienced team of senior bankers with more than 100 years of combined advisory experience – Hands-on approach to the engagement (please ask for our references) Special Committee advisory track record – This team personally advised on highly relevant insurance and financial services special committee assignments: – American Financial / National Interstate – AXA / AXA Financial – MassMutual and Cerberus / Scottish Re – DB institutional knowledge having advised on more than 10 special committee assignments in the past few years Insurance industry expertise – Global financial services and insurance team of more than 100 professionals – Active dialogue and access to potential alternative buyers – Comprehensive capital markets, trading and research capabilities Dedicated execution resources – Recent investment in dedicated execution team with immediate capacity for this priority assignment – Line-of-sight location of DB office to AmTrust headquarters Deep knowledge of company by team members – Up to speed on situation and familiar with recent events – Ability to move quickly and focus on robust process requirements – Important assignment for individuals involved Deutsche Bank 3 Corporate & Investment Bank

A. DB team and qualifications | B. Situation assessment | C. Strategic alternatives | D. Conclusion

Relevant transaction experience of senior team members (1/2)

	 Celeste Guth *Managing Director* *Global Co-Head of FIG* 2 years at DB 31 years industry experience	 Jim Stynes *Managing Director* *Global Chairman of M&A* 14 years at DB 39 years industry experience
Background	– Celeste joined DB in 2016 after spending 29 years at Goldman Sachs where she was Partner and Vice Chairman of the Global Financial Institutions Group and Global Head of Insurance – Prior to being named Vice Chairman she headed FIG Americas at Goldman from 2003 through 2012. She was named a partner in 2002	– Jim joined DB in 2003 after 25 years at Morgan Stanley in the Mergers & Acquisitions area – He has executed over 100 transactions consisting of sell-sides, buy-sides and restructurings in a wide variety of businesses
Select transaction experience	– **Special committee advisor to Scottish Re on sale to Cerberus / MassMutual** – **Minority buy-out of AXA Financial by AXA** – **Special committee of Castlepoint in their negotiations with Tower** – **American General's take private of Western National by buy-out of minority shareholders** – **Represented PacLife in restructuring minority stake in PIMCO post-Alliance** – **Restructuring of FGIC post financial crisis** – Sale of Stancorp Financial to Meiji Yasuda – Sale of New York Life's Mexican Surety operations to ACE – ING Latin America sale to GrupoSura – BBVA Latin America Pension Operations sale to MetLife and others – Sale of SunAmerica to AIG – Sale of USLife to American General – Sale of Capital Holdings to Aegon – Sell down of ING's Canadian operations, now Intact – Sale of Kemper to Zurich – Warranty Group sale to TPG – Sale of Global Capital Re to XL – Sumitomo acquisition of Symetra – Dai-Ichi Life acquisition of Protective Life – IPO and Demutualizations of Prudential, Principal, StanCorp and Dai-Ichi – IPOs and carveouts of Voya from ING and Hartford Insurance from ITT	– **Sale of Nortek to Kelso (large management block)** – **Sale of Petrolite (45% controlled by Barnickel Trust) to Baker Hughes** – **Acquisition of Fina Inc by Petrofina** – Sale of Hartford's Japan Variable Annuity business to Orix – Sale of Hittite to Analog Devices – Sale of Life Technologies to Thermo Fisher – Sale of Medicis to Valeant – Sale of Solutia to Eastman Chemical – Sale of CVR Energy to Icahn – Sale of Keebler to Kellogg – Acquisition of Qualcomm by Broadcom (Pending) – Acquisition of Axiall by Westlake – Acquisition of CSR by Qualcomm – Three-way merger between Coca-Cola Enterprises Inc. and Coca-Cola Iberian Partners and Germany's Coca-Cola bottler – Acquisition of Cephalon Inc. by Teva Pharmaceutical Industries – Acquisition of Syniverse Technologies by Carlyle Group LLC – Acquisition of Cadbury PLC by Kraft Foods Inc. – Acquisition of Anheuser Busch by InBev – Acquisition of Nabisco by KKR – Lockheed's purchase of General Dynamic's F-16 fighter division – Merger of Equals between Molson and Coors – Merger of Texaco and Chevron – Merger of Equals between Lockheed and Martin Marietta – Defense of Texaco against Carl Icahn's proxy contest

Note: Bolded names relate to transactions involving a Special Committee of the Board

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A. DB team and qualifications | B. Situation assessment | C. Strategic alternatives | D. Conclusion

Relevant transaction experience of senior team members (2/2)

	Meir Lewis	Sean Fernandes
	 Meir Lewis *Managing Director* *Head of Americas Insurance* <1 year at DB 18 years industry experience	 Sean Fernandes *Managing Director* <1 year at DB 18 years industry experience
Background	– Meir joined DB in 2017 and spent 7 years at Morgan Stanley in New York, where he was a Managing Director with a focus on P&C insurance and reinsurance clients – Meir started his career at Citi where he spent 10 years in both Tel Aviv and New York	– Sean joined DB in 2017 and has spent the bulk of his career at Goldman Sachs, based in London, New York, Hong Kong and Tokyo, where he focused on sponsor-held and independent insurance brokers and services companies – He spent three years at Apax Partners where he had responsibility for various FIG investments
Select transaction experience	– **Special committee advisor on public merger (ongoing)** – **Special committee advisor to National Interstate on sale to American Financial Group (2016)** – **Audit committee advisor to Global Indemnity on repurchase from Fox Paine LPs (2015) and subsequent evaluation of transaction (2017)** – **Audit committee advisor to Primerica on repurchases from Citi (2012, 2013)** – Sale of Rain and Hail Insurance to ACE – Sale of U.S. Specialty Homeowners business by QBE to National General – Sale of Chubb reinsurance operations to Stone Point Capital to form Harbor Point – Cross-border acquisition of UK listed Catlin by XL – Acquisition by Munich Re of Hartford Steam Boiler from AIG – Acquisition by Liberty Mutual of Ohio Casualty – LBOs: Alliant, Sedgwick, Cunningham Lindsey – IPOs: Primerica, Apollo Invest Corp, BlackRock Kelso, Kayne Anderson, BPW, National Atlantic – Follow-ons / Secondaries: AmTrust, NatGen, Progressive, Markel, James River – Private Placements: Primerica, Wilton Re	– **Special committee advisor to Scottish Re on sale to Cerberus and MassMutual** – **Stake increase by Barclays Plc in Absa Group** – **Sale of NWD Investment Management to Nationwide Financial Services** – **Take private of CCS Income Trust** – **Take private of Bankrate.com** – Sale of AmerUs to Aviva Plc – Sale of UnumProvident Canada to Royal Bank of Canda – Sale of RSUI to Alleghany Corporation – Investment by Goldman Sachs in Hana Bank – Sale of Fiduciary Trust Company to Franklin Resources – Sale of State Street's Private Asset Management business to US Trust – Sale of HartRe to Endurance Specialty – Sale of McMorgan to New York Life – Sale of Goldman Sachs' minority interests in its India JV to Kotak Bank

Note: Bolded names relate to transactions involving a Special Committee of the Board

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A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Situation overview AmTrust has grown from a start-up in 1998 to a leading international commercial lines carrier – Leading franchise in U.S. workers comp (#3)(a) – Leading franchise in U.S. commercial lines (#11)(a) – Strategy driven by organic growth in niche markets, complemented by M&A Company has faced significant headwinds in the public markets over past 12 months – Stock has traded down in the past 12 months by 62% – Stock currently trades at 0.79x P/BV (excluding the impact of fee business sale) and 7.5x P/E (2018E) The Company has taken decisive actions to address recent concerns – Injected capital in the business: Family PIPE, sale of NGHC stake – Management change: replaced CFO – Simplified business: sale of fee business, policy administration system sale We understand from Wilkie that Special Committee has been formed to evaluate a potential going private transaction The Special Committee will be responsible for acting in the interest of public shareholders and for ensuring a rigorous process Deutsche Bank Note: Market data as at January 2, 2018. 6 Source: Company data, SNL Financial, FactSet Corporate & Investment Bank (a) Based on AmTrust 2016 financials.

A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Key focus areas for the Special Committee Key focus area Key considerations 1 2 3 4 5 Thoroughness of process – Detailed preparation process to highlight opportunities and issues early – Appropriate level of due diligence is a key starting point – Examine all available strategic and financial alternatives thoroughly Establishing control of the process – The controlling shareholders / acquirers may have different interests and objectives than minority shareholders – Ensure the process allows the time and flexibility to determine and pursue the right outcome for public shareholders Maintaining maximum optionality – Important to consider the wide range of alternatives available to the Special Committee – Including assessment of alternative buyers and capital markets solutions Minimizing disruption to the business during the process – Process must be both effective and efficient – Protect the flow of confidential information Maintaining effective communication and records throughout the process – Scrutiny will be intense from shareholders and other key constituents – Benefits of clear and open communication and careful record for all constituencies (Special Committee, buyer group, minority share holders) – Direct communications with large institutional shareholders can be helpful Deutsche Bank 7 Corporate & Investment Bank

A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Preliminary framework for assessment of strategic alternatives 1 2 3 4 Maintain status quo – Advantages of being public – Continue to execute on the current business plan – Impact of remedial actions have already been taken – Minority stake continues to be owned by public shareholders – Impact of distraction from public markets Management Buy Out – Robust process – Take-private and de-listing of AmTrust stock – Consideration of alternatives – Financing Sale of 100% to a third party Cash – Family willingness to sell – Acquisition by a third party strategic or – Buyer appetite financial buyer – Financing (if cash deal) – Consideration (if stock deal) Stock Recapitalization – Excess capital – Use excess capital and debt capacity to – Leverage target buy back shares in public markets – Stock liquidity Deutsche Bank 8 Corporate & Investment Bank

A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Illustration of potential strategic and financial buyers Valuation metrics Market cap ($bn) P/E (2018) P/BV U.S. insurance ranking Workers’ comp DWP ($bn) Market share Commercial DWP ($bn) Market share Financial buyers Strategic buyers Deutsche Bank Corporate & Investment Bank Note:Market data as of 1/212018. (a) Indicated sorted by the metric. Source: Company filings, Wall Street research, FactSet, SNL Financial 9

A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Role of DB in advising the Special Committee DB will be fully committed to each aspect of the analysis of strategic options, providing precise advice to the Special Committee, and executing the range of strategic alternatives available Conduct business and financial due diligence on AmTrust – Commence detailed due diligence immediately upon appointment to advise Special Committee – Develop a detailed assessment of management’s business and financial plan – Develop a detailed view of the opportunities and challenges posed by management’s plan Analyze the value of AmTrust – Assess current and potential future public market value – Assess private market value – Identify other sources of value Assess value maximization alternatives to the current plan – Strategic or capital markets alternatives – Form an assessment on the achievability, certainty and conditionality of each alternative – Advise the Special Committee on tactical and process considerations Advise the Special committee in formulating and communicating a response to the buyer group – Develop process to maximize the Special Committee’s control over the outcome As directed by the Special Committee, manage the execution of any alternative selected by the Special Committee – Management buy-out, sale to third-party, recapitalization or other As directed by the Special Committee, assist in negotiating a transaction for the best interests of public shareholders Coordinate and collaborate with the Special Committee’s other external advisors (actuarial, accounting, legal) Deutsche Bank 10 Corporate & Investment Bank

A. DB team and qualifications B. Situation assessment C. Strategic alternatives D. Conclusion Illustrative transaction process straw-man DB will work closely with the Special Committee throughout the process with regular update meetings to track progress and timeline Strategic review Due diligence of the business Assessment of current situation In-depth due diligence review to understand value and business momentum Evaluate and analyze proposal (once received) Detailed valuation review Deal feasibility Review options Remain public/ status quo Assess depth and interest from other potential strategic or financial buyers Evaluate other options to maximize value Respond to proposal Agree initial response to proposal and key messages Negotiate with bidder and advisors (if appropriate) Further special committee review post discussions Negotiate transaction and market check (if appropriate) Negotiate definitive agreement focus on critical terms financing commitment /deal certainty termination/ fiduciary out Conduct market check (limited or broad process pre / post signing) Close transaction (following go shop if appropriate) Coordinate day-to-day details to bring the transaction to closure Deutsche Bank 11 Corporate & Investment Bank

Deutsche Bank Corporate & Investment Bank Appendix I Supplemental information

Select other DB special committee assignments

Consolidated Tomoka **Undisclosed** Exploration of strategic alternatives Sole Financial Advisor to Special Committee Terminated	**Neff Corp** **USD1.3 billion** Advised the special committee of the Board of Directors of Neff Corp on its agreement to sell to United Rental Sole Financial Advisor to Special Committee July 2017	**TC PipeLines, LP** **USD223 million** Advised TransCanada in the drop-down of 49.9% interest in PNGTS Sole Financial Advisor to Conflicts Committee January 2016	**Ashford Hospitality Trust** **Undisclosed** Exploration of strategic alternatives Sole Financial Advisor to Special Committee 2015 / 2016	**Vivendi SA/SFR** **EUR17 billion** Advised supervisory board of Vivendi on proposed disposal of SFR Sole Financial Advisor to Special Committee May 2015	**TC PipeLines, LP** **USD446 million** Advised TransCanada on the drop-down of remaining 30% interest in GTN Pipeline Sole Financial Advisor to Conflicts Committee April 2015	**Affinity Gaming** **Undisclosed** Exploration of strategic alternatives Sole Financial Advisor to Special Committee 2014 / 2015
Pan Seguros / Pan Corretora **USD254 million** Advised Pan Seguros / Pan Corretora on sale to Banco PTG Pactual and Caixa Economica Federal Financial Advisor to Special Committee December 2014	**TC PipeLines, LP** **USD215 million** Advised TransCanada on the drop-down of Bison Pipeline Sole Financial Advisor to Conflicts Committee October 2014	**Alico** **USD138 million** Advised Alico on the sale of 51% to the Arlon Group Sole Financial Advisor to Special Committee November 2013	**Kit Digital** **Undisclosed** Advised the Transaction Committee of Kit Digital on reorganisation plan Financial Advisor to Transaction Committee August 2013	**Belmond Ltd** **USD1.9 billion** Advised Belmond Ltd on hostile defense Financial Advisor to Transaction Committee October 2012	**CPA:15** **USD2.6 billion** Advised CPA:15 on its sale to WP Carey & Co Sole Financial Advisor to Special Committee September 2012	**CIC Energy** **CAD115 million** Advised CIC Energy on the sale to Jindal Steel and Power Sole Financial Advisor to Special Committee September 2012
CPA:16 Global **USD1.9 billion** Advised CPA:16 on the acquisition of affiliated CPA:14 REIT Sole Financial Advisor to Special Committee May 2011	**RCN Corporation** **USD1.3 billion** Advised RCN on the sale to ABRY Partners Financial Advisor to Special Committee August 2010	**IMS Health Inc** **USD5.2 billion** Advised IMS Health on its sale to investor group Lead Financial Advisor to Transaction Committee February 2010	**Tutor-Saliba** **USD862 million** Advised Tutor-Saliba on the sale to Perini Financial Advisor to Special Committee September 2008	**Bentley Pharmaceuticals** **USD352 million** Advised Bentley Pharmaceuticals on the sale to Teva Pharmaceuticals Financial Advisor to Special Committee July 2008	**Bradley Pharmaceuticals** **USD349 million** Advised Bradley Pharmaceuticals on the merger with Nycomed US Inc Financial Advisor to Special Committee February 2008	**Station Casinos** **USD8.9 billion** MBO of Station Casinos Financial Advisor to Special Committee November 2007
EGL Inc **USD2.2 billion** Advised EGL on the sale to CEVA Logistics Inc Financial Advisor to Special Committee November 2007	**Comverse Technology Inc** **USD293 million** Advised Comverse on the private placement in Verint Systems Financial Advisor to Special Committee May 2007	**Loral Space & Communications Ltd** **USD300 million** Advised Loral on a private placement to MHR Fund Management Financial Advisor to Special Committee February 2007	**Asahi-Tec** **USD1.2 billion** Advised Asahi-Tec on the acquisition of Metaldyne Financial Advisor to Special Committee January 2007	**Royal Group Technologies** **USD2.0 billion** Advised Royal Group Technologies on the sale to Georgia Gulf Financial Advisor to Special Committee October 2006	**Boyd Gaming Corp** **USD533 million** Advised Boyd Gaming Corp on the sale of South Coast Casino Sole Financial Advisor to Special Committee October 2006	**Telewest Global Inc** **USD9.2 billion** Advised Telewest Global on the sale to NTL Inc Financial Advisor to Special Committee March 2006

Note: Date represents transaction announcement date

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AFSI LTM stock price development LTM (61.6%) Price performance 3-month (25.1%) 6-month (30.8%) 11/16/2017 WSJ article 11/8/2017 Q3 earnings release; exhaustion of Premia ADC 9/14/2017 Announced sale of policy administration system to NGHC for $200mm 6/5/2017 CFO replaced 5/8/2017 Q1 earnings release 4/4/2017 2016 10K filed 2/27/2017 AFSI files for 2016 10K filing delay 11/13/2017 AFSI downgraded by JMP $35.00 $30.00 $25.00 $20.00 $15.00 $10.00 $5.00 Stock price ($) 11/6/2017 Sale of FeeCo in $1.1bn LBO with MDP; AM Best places credit rating under review 6/9/2017 Sale of $200mm stake in National General 5/25/2017 Announced $300mm private placement with members of the Karfunkel family 4/10/2017 WSJ article 3/16/2017 Extended deadline to file 2016 10K and announcement of further delay $10.47 Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jul-17 Aug-17 Sep-17 Oct-17 Nov-17 Jan-18 Deutsche Bank Corporate & Investment Bank Note: Market data as of 1/2/2018. Source: Company filings, Wall Street research, FactSet, Internet publications 13

AFSI trading multiples P/BV development Current 0.79x P / B 1-year average 1.17x 10-year average 1.81x Price / book (x) 3.50x 3.00x 2.50x 2.00x 1.50x 1.00x 0.50x 0.00x Apr-07 Dec-09 Aug-12 Apr-15 Jan-18 0.79x P/NTM earnings development Current 7.5x P / NTM Earnings 1-year average 7.1x 10-year average 7.9x Price / NTM EPS (x) 16.0x 14.0x 12.0x 10.0x 8.0x 6.0x 4.0x 2.0x 0.0x 7.5x Apr-07 Dec-09 Aug-12 Apr-15 Jan-18 Deutsche Bank Corporate & Investment Bank Note: Market data as at January 2, 2018. Source: Company data, SNL Financial, FactSet 14

Current AmTrust ownership

Based on public sources

Current shareholder breakdown


Public float 44%
Family ownership 55%
Other insiders 1%

Non-voting shares until after the 2018 annual shareholders meeting (→ Family 2017 PIPE)

Family ownership summary

Name	Position ('000)	% ownership	Market value ($mm)
Barry Zyskind (CEO)	44,777	22.8%	$447.7
George Karfunkel (Director)	32,438	16.5%	324.3
Family 2017 PIPE	24,096[a]	12.3%	240.9
Estate of Michael Karfunkel	4,225	2.2%	42.2
Leah Karfunkel (Director)	2,371	1.2%	23.7
Total family	**107,907**	**55.0%**	**$1,079.0**

Name	Position ('000)	% ownership	Market value ($mm)
Other insiders	2,712	1.4%	27.1

Public ownership summary

Name	Position ('000)	% ownership	Market value ($mm)
The Vanguard Group	9,726	5.0%	$97.2
Invesco Advisers	7,620	3.9%	76.2
BlackRock Fund Advisors	5,221	2.7%	52.2
Goldman Sachs & Co.	5,146	2.6%	51.5
Principal Global Investors	3,702	1.9%	37.0
SSgA Fund Management	3,254	1.7%	32.5
RBC Global Asset Management	2,871	1.5%	28.7
Dimensional Fund Advisors	2,699	1.4%	27.0
Invesco PowerShares Capital Management	2,301	1.2%	23.0
JPMorgan Securities	2,145	1.1%	21.4
Other	40,748	20.8%	407.4
Total public	**85,433**	**43.6%**	**$854.2**

Note: Market data as of 1/2/2018. Total shares outstanding as of latest available. Based on share price of $10.47.
(a) Shares issued on 5/25/2017.
Source: Company filings, FactSet

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“IMPORTANT: This presentation (the “Presentation”) has been prepared by Deutsche Bank’s investment banking department for the benefit and internal use of the recipient (the “Recipient”) to whom it is addressed. Neither Deutsche Bank AG New York Branch, Deutsche Bank Trust Company Americas (“DBTCA”) nor any of their banking affiliates is responsible for the obligations of Deutsche Bank Securities Inc. or any U.S. Broker-dealer affiliate. Unless specified otherwise, deposit products are provided by DBTCA, Member FDIC. The Recipient is not permitted to reproduce in whole or in part the information provided in this Presentation (the “Information”) or to communicate the Information to any third party without our prior written consent. No party may rely on this Presentation without our prior written consent. Deutsche Bank and its affiliates, officers, directors, employees and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law). This Presentation is (i) for discussion purposes only; and (ii) speaks only as of the date it is given, reflecting prevailing market conditions and the views expressed are subject to change based upon a number of factors, including market conditions and the Recipient’s business and prospects. The Information, whether taken from public sources, received from the Recipient or elsewhere, has not been verified and Deutsche Bank has relied upon and assumed without independent verification, the accuracy and completeness of all information which may have been provided directly or indirectly by the Recipient. No representation or warranty is made as to the Information’s accuracy or completeness and Deutsche Bank assumes no obligation to update the Information. The Presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Deutsche Bank. The analyses contained in the Presentation are not, and do not purport to be, appraisals of the assets, stock, or business of the Recipient. The Information does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. The Presentation is not exhaustive and does not serve as legal, accounting, tax, investment or any other kind of advice. This Presentation is not intended to provide, and must not be taken as, the basis of any decision and should not be considered as a recommendation by Deutsche Bank. Recipient must make its own independent assessment and such investigations as it deems necessary. In preparing this presentation Deutsche Bank has acted as an independent contractor and nothing in this presentation is intended to create or shall be construed as creating a fiduciary or other relationship between the Recipient and Deutsche Bank.” Deutsche Bank Corporate & Investment Bank